UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
 ____________________________

FORM SD
Specialized Disclosure Report

 FORMFACTOR, INC.
(Exact name of registrant as specified in its charter)

Delaware		000-50307	13-3711155
(State or Other Jurisdiction of Incorporation or organization)		(Commission File Number)	(IRS Employer Identification No.)

7005 Southfront Road
Livermore,	CA		94551
(Address of Principal Executive Offices)			(Zip Code)

Alan Chan
Secretary
925-290-4000
(Name and telephone number, including area code, of the person to contact in connection with this report.)

_____________________________

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.
☐ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended .

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of FormFactor, Inc. (the “Company”) is filed pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1 through December 31, 2025.

A copy of the Company’s Conflict Minerals Report is filed as Exhibit 1.01 to this Form SD and is publicly available at https://investors.formfactor.com/sec-filings. The content of any website referred to into this Form SD is for convenience only, and its contents are not incorporated by reference in this Form SD or Conflict Minerals Report or deemed filed with the Securities and Exchange Commission.

Item 1.02 Exhibit

A copy of the Company’s Conflict Minerals Report as required by Item 1.01 is filed as Exhibit 1.01 hereto.

Section 3 – Exhibits

Item 3.01 Exhibits

The following exhibit is filed as part of this report.

Exhibit Number	Description of Exhibit
1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

FORMFACTOR, INC.
(Registrant)

Date:	May 29, 2026	By:	/s/ Alan Chan
			Name:	Alan Chan
			Title:	Chief Legal Officer, Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD